Exhibit 99.g

ACS Securities Services, Inc. A Xerox Company 3988 N. Central Expressway Building 5, Floor 6 Dallas TX 75204	Voice: (214) 887-7398 Fax: (214) 887-7198

INVESTOR SERVICES AGREEMENT

An agreement between:

ACS Securities Services, Inc.
A Xerox Company
3988 N. Central Expressway
Dallas, Texas 75204

which is identified as first person pronouns such as “we”, “our”, and “us”,

and

MacKenzie Realty Capital
1640 School Street
Moraga, CA 94556

which is identified as second person pronouns such as “you” or “your”.  Pronouns such as “both of us”, “either of us”, or “either party” applies to you and us equally.  The term “Agreement” refers to the Investor Services Agreement and the “effective date” is the last date both of us have signed this Agreement.

TYPES OF SERVICES

This document describes our responsibilities, fees and the types of administrative services we agree to provide to you hereunder including, but not limited to, such as investor services, subscription document input, commission processing, distribution processing, transfers and tax reporting.

INVESTOR SERVICES

Fund Set-Up

1.	We will be responsible for the initial set-up of your data in the IR2020 system.
2.	We will be responsible for project management of the software application, IR2020.
3.	We will provide assistance in setting up system and manual procedures.

ACS Securities Services, Inc. Investor Services Agreement

4.	We will provide assistance with investor form and report designs.
5.	We will provide training to your staff for the IR2020 system.

On-going Investor Services

1.	We will maintain investor data based upon receipt of approved forms such as custodian changes, address changes, transfer and distribution redirection.
2.	We will update investor and investment information on our server.
3.	We will prepare and mail address change confirmations to the old and new address.
4.	We will provide commission and distribution processing as described in this Agreement
5.	We will maintain appropriate levels of staffing during normal business hours.
6.
You will have access to the IR2020 system.  Access will be available 24 hours a day, 7 days a week, except during times of system upgrades, maintenance or unexpected down times.  System upgrades are applied on an irregular basis and provide new features for our software, or to the operating software network.  We will provide you with advance notice about upgrades.

7.
We will provide you with two (2) Citrix licenses during the term of this Agreement.  (Additional licenses may be obtained at cost, which is a one-time fee of $450 each.  Price is subject to change based on current market value.) We will provide to you any licensing upgrades free of charge, for the two provided by us, but not for those additional licenses purchased by you.

8.	We will meet compliance with the Securities and Exchange Commission requirements for managing investor information.
9.	We will provide SEC auditors access to investor documentation and assist them in any efforts to verify compliance with their rules and regulations.

TRANSFER AGENT SERVICES

We will process transfers within the rules, regulations and guidelines established by the prospectus for the security as well as the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority (FINRA), the New York, American or NASDAQ Stock Exchanges, or any other regulatory agency or self-regulatory organization with jurisdiction in stock transfer or handling services.  The transfer process shall include:

○	Check good delivery of request and process transfer within the required legal time frame as established by stock transfer government agencies.
○
Any transfer request not in good delivery form will be rejected to the requestor or with clear communication specifying the requirements for completion.  Any forms or written materials used in this communication are subject to your approval.

○	Issue the certificate for the exchange (if applicable).
○	Issue confirmation statement for “book” investments (non-certificated).
○	Perform transfers and allocations as of effective dates.
○	Update investor and investment files on our server.
○	We will send confirmation of transfers to: transferor, transferee, broker of record for both transferee and transferor.

ACS Securities Services, Inc. Investor Services Agreement

○	There shall no additional charge associated with changing beneficiaries on a transfer on death (TOD) as long as the registration does not change.
○
We will maintain appropriate records to monitor response time, including date stamp of all written correspondence whether received directly from you, an Investor or an Investor Services representative.

○	We will cooperate with your independent public accountants and shall take all reasonable action to make any information available to such accountants as requested by them or you.
○	We will provide SEC auditors access to all transfer documentation and assist them in any efforts to verify compliance with their rules and regulations.
○	We will provide information back to you on a periodic basis so that you will have current transfer information, including transfer logs provided to you on a monthly basis.
○	We will file lost certificate reports for all lost Certificates as required by the Securities and Exchange Act of 1934 Rule 17f-1.

We will provide the above services to you at a rate of $0.50 per investor per month, Base Monthly Fee.  This fee will be calculated on a monthly basis based on the number of active investors on the last day of the month for which the invoice relates.  The Minimum Monthly Fee for providing investor services is $2,500 per month.  The billable monthly fee will be the greater of either the Minimum Monthly Fee or the Base Monthly Fee based on the calculation of active investors for that month.

We will charge the transferor a transfer request fee of $50 per each transfer request.  This fee covers the administrative costs of reviewing and gathering transfer paperwork.  We will process custodial transfers for a fee of $50 per each transfer request.  ACS will retain the transfer request fee whether or not the transfer is successfully processed.

We will charge the investor a certificate replacement request fee of $50 per each certificate request.  This fee covers the administrative costs of reviewing and gathering paperwork.  ACS will retain the certificate replacement request fee whether or not the certificate is successfully processed.

Initial and Additional Funds

We will serve as the Transfer Agent for the below named initial funds.  Additional funds may be added upon the complete execution by both parties of an addendum to this agreement.  The addendum will identify the additional fund(s) and the effective date.  Any additional fund(s) will be governed by the Terms & Conditions of this Agreement.  A set-up fee of $1,000 to add an additional fund will be incurred.  The additional fund(s) will be included in the monthly active investor fee calculation.

This Agreement includes the following initial funds:
Fund Name                                                      Effective Date

ACS Securities Services, Inc. Investor Services Agreement

Items Not Included in Investor Services/Transfer Agent Services Fee

These items will be billed back to you in addition to the monthly fee.

1.	Any direct miscellaneous expenses incurred on your behalf for the following:
a.	Toll free telephone number set-up and monthly charges, long-distance telephone calls to/from you or your investors plus applicable service fees and taxes and any long distance.
b.	Mail house charges for items we pay on your behalf.
c.	Outside printer or copying costs for items for your account we pay on your behalf.
d.	Postage, overnight delivery or shipping of investor documents.
e.	In-house printing or facsimile transmissions at $0.25 per copy.

2.	All travel expenses incurred on your behalf will be billed back to you at our actual costs, provided you shall approve all of our reasonable travel before expenses are incurred.

DISTRIBUTION PROCESSING SERVICES

Our services for processing distributions include the following.

1.	Process return of capital and dividend distribution amounts payable to investors and/or custodians
2.	Prepare a file for printing of distribution checks to your investors and/or custodians
3.	Prepare a check register detail report
4.	Distribution payments will be issued via check or ACH
5.	We will coordinate printing and mailing with a third party mail house.
6.	Update on-line distribution inquiry files for data stored on IR2020
7.	Provide on-line check inquiry for data stored on IR2020
8.	Receive investor and/or broker check replacement requests
a.	Issue stop-payments on checks (bank charges will be billed back to you at our cost)
b.	Reissue replacement checks to investors and/or custodians
9.	A fee of $200 per each distribution run processed will be incurred.
10.	A fee of $100 per each ACH and Wire file transmitted will be incurred.
11.
Reconciliation of bank statements and/or clearing of checks electronically in IR2020 will be performed for a fee of $100 per month.  Only transactions after the date of our engagement will be reconciled by us.  We are not responsible for reconciling transactions prior to our engagement.

12.
If we are not reconciling your bank statement, we will clear your paid checks via an electronic file from your bank and reconcile to the IR2020 database for a fee of $200 per account per month.  Note, additional programming costs may be incurred if we are not currently set-up with your bank.  We are not responsible for reconciling items prior to our engagement.

13.	If we pay bank service fees on your behalf, we will bill those back to you at our cost.
14.	Printing and postage will be billed back at our cost if we pay these items on your behalf.

ACS Securities Services, Inc. Investor Services Agreement

You will be required to deposit in full the appropriate amount of funds into the disbursing bank account at least two business days before the disbursement of funds can be made.  We reserve the right to withhold issuance of checks, ACH’s, wires, etc. until such funds are deposited and verified.

OPTIONAL SERVICES

A.	Subscription Request Document Processing Fee (SRD)

We will process the SRD as described below for a fee of $20 per each SRD.  ACS will earn this fee upon entry of the document information into the system and will retain the SRD fee whether or not the subscription is successfully admitted.  Our services include the following unless otherwise noted:

○	Receive, review and verify the SRD according to the security offering investor document requirements as provided by the sponsor.
○	Search the existing investor database to determine if the investor ID has already been established.
○	Key the SRD information into the system.
○	Enter representative, broker and/or custodian information into the database if they currently don’t exist.
○	Submit the SRD to the Quality Control Department for review and approval.
○	We will create and mail a confirmation letter on a mutually agreed upon basis to the following parties as applicable.
o	Investor
o	Selling Representative
o	Custodian
If you chose to process the SRD, we will provide the following services and will earn a fee of $10 per each SRD whether or not the subscription is successfully admitted.
•	You will be required to provide us with either the original SRD or a PDF of the SRD.
•	The SRD or PDF will be submitted to the Quality Control Department for review and approval.
•	We will attach the SRD PDF to the investor account.
•	We will create and mail a confirmation letter on a mutually agreed upon basis to the following parties as applicable.
o	Investor
o	Selling Representative
o	Custodian

B.	SRD Cures:
o
Any SRD not in good order will be rejected to you, or the requestor if you so designate, with clear communication specifying the requirements for completion.  Any forms or written materials used in this communication are subject to your approval.

ACS Securities Services, Inc. Investor Services Agreement

o	We will contact the broker dealer for the resolution of problems related to the SRD for a fee of $5 per each SRD (if you request this service).
o	Search existing investor database to find if investor ID has already been established.
o	Enter subscription document information.
o	Enter distribution payee information and ACH account information.
o	Receive investor payments, process and deposit checks.
o	Produce a subscription document batch report and a deposit report for the daily activity.
o
Create and mail Confirmation of Receipt of Funds Letters or similar document within 24 hours to be mailed to the investor to verify input information (our fees do not include printing, paper or postage costs).  We will send daily confirmations internally if not in excess of 100 per day, if in excess we will outsource to your selected mail house.

C.	Customer Identification Program (CIP)
Searches to verify the client’s identity against required Federal lists will incur a fee of $5 each.  Results will be regularly reported to you.

D.	Commission Processing Services

1.	We will prepare and issue a commission payment to the selling firm to include marketing reallowance fee and front-end subscription document fee.
2.	We will prepare and issue a commission detail report to the selling firm.
3.	Commission payments will be issued via check or ACH.
4.	We will update the investor and investment files on our server.
5.	We will provide the following reports on a daily basis:
a.	Cash Deposit Report
b.	SRD detail report
c.	Cure Report listing SRD’s that need to be cured or fixed if the document did not meet the requirements for admittance.
6.	A fee of $200 per each commission run processed will be incurred.

E.	Investor Primary Contact Services

•	We will establish a toll free number or transfer your existing number for investors to call.
•	Expenses associated with the toll free number will be billed back to you at our cost.
•
We will provide a call center between the hours of 8:00 a.m. through 5:00 p.m. Central Time, Monday through Friday (excluding normal business holidays), for your investors administrative information concerning their investment such as account information, distribution history, and tax forms as included on our system.

•	We will maintain appropriate levels of staffing during normal business hours for handling investor’s calls to minimize calls that go directly to voice mailbox.
•	This service will incur a fee of $1,000 per month if you wish to utilize this service.

ACS Securities Services, Inc. Investor Services Agreement

F.	Miscellaneous Services
•
OFAC and FINCEN searches will be performed in compliance with the USA Patriot Act.  We run an OFAC search daily and run a FINCEN report on an annual basis.  We will report the findings to you.  An annual fee of $500 for the annual report will be incurred.  This fee will be billed upon signing of this agreement and each January 1st thereafter.

G.	Tax Processing Services

•	A $1 charge per tax form is incurred in addition to the base monthly fee. A minimum tax form processing fee of $250 per fund is incurred for tax processing of less than 250 forms.

Our services include the following:
•	Assist accountants in 1099/W-9 or K-1 calculations and processing
•	Update 1099/W-9 or K-1 Inquiry files.
•	Assist with creation of an acceptable electronic or paper format for filing in required states.
•	Create a history file for the 1099 or K-1 which can be used for reprints.

Other fees you may incur include:

1.	Printing, forms, inserting and mailing costs will be billed back to you at our cost if we pay these on your behalf.

2.
K-1 or 1099 (tax form) reissues or corrections.  If we are required to reprocess the tax form after receipt of the initial 1065 and investor data because of errors in the 1065 or investor data, you will be billed at a rate of $100 per hour to reprocess the data.

3.
E-filing federal returns.  This agreement does not include E-filing services.  If you use an IRS approved 1065 software product to create the 1065 form, we can merge your detailed schedule K-1 data with an output file from, the 1065 software and transmit the resulting file to the IRS for you.  Our fee for this service varies depending upon the number of K-1s but generally is $0.50 per K-1 filed and requires signature of a separate E-filing agreement.

4.
State Filings.  State requirements vary by state and sometimes require manipulation of the federal data to format the information for a state.  We can create paper or E-filing files for several states; however, we do not guarantee that we can create paper or E-file in all states.

Generally, we charge a minimum amount of $200 per state to create the paper reports or E-file.  However, if a number of states will accept the same filing data (such as a condensed report), we will only charge you an hourly rate to create the

ACS Securities Services, Inc. Investor Services Agreement

report and reproduce it, rather than the minimum for each state that accepts the same report.

H.	Investor and Representative Web Portal Access

We offer an Investor and Representative Web Portal that provides your investors and/or representatives with online access to investor information via a website hosted by us, password and other security features, updates to accounts on the web and on our system based upon authorized changes.  We can provide access to your investor accounts directly from a link on your company’s website.  This service is not part of this Agreement and is available upon signing of the separate agreement.

I.	Proxy Solicitation and Processing Services

Due to the varied nature of proxy solicitations, we will provide proxy services on a project basis under separate agreement once our role is defined.  We offer the following types of proxy services:
•	Proxy strategy, planning and ballot design.
•	Coordination of ballot printing.
•	Telephone web and/or mail voting
•	Tabulation and statistical reporting.
•	Solicitation

J.	Escheatment Services

Escheatment Services are covered under separate agreement and are not part of this Agreement.  We offer the following types of services:
•	Due diligence and lost investor search and address processing
•	Returned due diligence letter processing
•	Analysis and mass reissue of outstanding checks
•	Escheatment file creation and processing

Fund Wind Down Period

In the event you choose to discontinue or otherwise discontinue a fund (“Discontinued Program”) for which we are serving as transfer agent, we will provide the services described under this Agreement for that Discontinued Program during a Wind Down Period, which will begin on the May 1st after the issuance of the final tax forms described under “Tax Processing Services”.

During the first twelve (12) months of the Wind Down Period, we will continue to provide the services for that Discontinued Program at a rate of $0.50 per investor per month for each investor who was included in that Discontinued Program’s final tax form.  Beginning with the May 1st after the initial twelve (12) month Wind Down Period, we will continue to provide the services to you at a rate of $.25 per investor per month (for each investor who was included in that Discontinued Program’s final tax form) for as many months as you desire continued servicing.

ACS Securities Services, Inc. Investor Services Agreement

Should you desire to close out the bank account(s) of any Discontinued Program, we can provide a settlement estimate for a set period of time and you can prepay the Wind Down Fees prior to sending that Program’s final tax forms.  We will no longer bill you for our services relating to such Program, but will continue to provide the services for the agreed upon Wind Down Period.

Technical Support Services

Use of technical support services will be based upon user request and will be provided via a Statement of Work (SOW) (either the Technical & Miscellaneous (Exhibit D) or a project specific SOW).

		Rate per Hour
•	System Design, Programming, Project Management	$125.00
•	Report Creation, Modification and Maintenance	$100.00
•	Clerical/Data Entry, Accounting or Transfer Research	$ 50.00

Initial Set-Up, Conversion, Report Set-Up and Training

We will be responsible for the initial set-up of your data and users in the IR2020 system.  A fee of $2,500 for the initial set-up of the data will be billed upon execution of this Agreement.  Technical services provided for conversion of your data will be based upon actual time spent and will be billed as this service is performed.  We are not certain of the exact number of hours it will require, but we can provide a maximum projected cost of $5,000 for programming.

As part of the Report Set-Up process, you may provide five (5) reports to be written within thirty (30) days of the effective date of this contract.  These reports will be established in the IR2020 system without cost to you.  Any reports requiring conversion or reports written or modified after that time as requested by you (including the initial five reports) will be performed under a Technical and Miscellaneous Statement of Work (SOW) and billed to you at the rates quoted in the SOW.  Reports modified or enhanced at our discretion will not be billed to you.

We will provide the initial training class at no cost to you.  The initial set-up period will conclude thirty (30) days after the initial training class.  After the initial set-up period, additional training of your staff on the IR2020 system is available upon request.  The training fee is $100 per hour and will be based upon actual time spent.

EXHIBITS

Exhibits A - D are made a part of and governed by this Agreement, including the Standard Terms and Conditions of the Agreement.  By signing this contract below, we agree that we shall be deemed to have initialed, signed and dated the Exhibits, to the extent applicable.

Exhibit A – Medallion Signature Guarantees
Exhibit B - Technical and Miscellaneous Support Statement of Work
Exhibit C– Escheatment to States
Exhibit D – Lost Investor Services

ACS Securities Services, Inc. Investor Services Agreement

This contract is effective as of the last signing date below.  Upon completion of the conversion, we will establish the mutually agreed date upon which we assume Transfer Agent responsibilities and we will send proper notification to the appropriate parties.

OUR APPROVAL	YOUR APPROVAL
ACS Securities Services, Inc.	MacKenzie Realty Capital

William L. Kreston, President
Pinted Name/Title

Signature	Signature

Date	Date

ACS Securities Services, Inc. Investor Services Agreement
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Standard Terms and Conditions

Billing

We will bill for these services monthly, as incurred except as expressly indicated in this Agreement.  Our invoices will be comprehensive and provide a line item breakdown of expenses billed each month.

Invoices

Invoices issued by us are due and payable in full within thirty (30) days after date of invoice except as expressly indicated in this Agreement.  Our invoices will be comprehensive and provide a line item breakdown of expenses billed each month.

Computer Software

All computer software, programs, routines, documentation and other material used or developed by us in connection with this Agreement (other than data relating specifically to you or your clients), shall be the sole property of ours, and you shall not have or retain any proprietary rights in any such material or assert claim(s) that such material be considered works made for hire.  Notwithstanding the foregoing, during the term of this Agreement, we shall grant to you a worldwide, royalty-free, and nontransferable, and nonexclusive right to use our software so that you may receive the full benefit of the Services.  Such right shall terminate upon the termination of this Agreement.

Confidentiality

Each party may use the Confidential Information (as hereinafter defined) of the other party only for the purpose of performing or receiving the Services hereunder.  Each party shall use the same care and discretion, but in no event less than reasonable care and discretion, to prevent disclosure, publication or dissemination of the Confidential Information of the other party as it employs with similar information of its own.  Disclosure by either party of the Confidential Information may be made only to its employees, agents, brokers or independent contractors who are directly involved in performing or receiving the Services.  As used herein the term “Confidential Information” shall mean any and all written or tangible data and information relating which is disclosed by one party to the other pursuant to this Agreement and marked as “Confidential Information” (or the equivalent).  Confidential Information shall not include information which: (a) is now, or hereafter becomes, through no act or failure on the part of the receiving party, generally known or available to the public; (b) is rightfully known by the receiving party at the time of receiving such information; (c) is furnished to others by the disclosing party without restrictions on disclosure; (d) is hereby rightfully furnished to receiving party by a third party without any breach of any confidentiality obligation by the third party; (e) is independently developed by the receiving party without any breach of this Agreement; or (f) is required to be disclosed by the receiving party by law or regulation, or governmental or judicial action after all reasonably available legal remedies to maintain the confidentiality of such

ACS Securities Services, Inc. Investor Services Agreement

information have been exhausted (at the disclosing party’s expense).  Unless otherwise consented to in writing, the parties shall keep the terms of this Agreement strictly confidential and may not make disclosure of this Agreement to any third party.

Renewal

This agreement shall automatically renew January 1 of each year, without the need for additional written agreements unless a termination notice has been delivered to you by us not later than ninety (90) days prior to termination date.

Termination

Upon ninety (90) days written notification, our engagement hereunder may be terminated at any time by either of us.  Notwithstanding anything contained in this Agreement to the contrary, either party may terminate this Agreement by written notice in the event of material breach by the other party of this Agreement in which the material breach is not cured within thirty (30) days after written notice by the non-breaching party.  You will pay us for any undisputed fees and expenses incurred prior to the effective date of termination.  Upon termination of this Agreement, both you and we will return promptly any confidential information of the other party.  In the event of termination we shall reasonably cooperate with you to allow you the opportunity to engage a new service provider and to transfer all of your records, including investor’s records, to the new service provider.

Excusable Delay

Neither party will be liable for any failure or delay in the performance of their respective obligations, outside the scope of our Disaster Recovery Plan, under this Agreement to the extent such failure or delay is caused, directly or indirectly, without fault by such party, by fire, flood, earthquake, elements of nature or acts of God; labor disruptions or strikes, telecommunications failures, governmental action, or any other similar or dissimilar cause beyond the reasonable control of such party.

Indemnification

You agree to defend, indemnify and hold harmless us, our directors, officers, employees and agents (each such person being an “Indemnified Party”), from and against any and all demands, losses, claims, damages, liabilities, settlements, awards, judgments, fines, penalties, costs or expenses whatsoever to which any such Indemnified Party may become subject under any applicable law or otherwise, caused by, related to or arising out of the Services undertaken by us pursuant to this Agreement and shall reimburse any Indemnified Party for all expenses (including reasonable counsel fees) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from.  You will not be liable under the foregoing sentence to the extent that any demand, loss, claim, damage, liability, settlement, award, judgment, fine, penalty, cost or expense, is caused by, related to, arises out of or results from our willful misconduct or that of our directors, officers, employees and agents.

ACS Securities Services, Inc. Investor Services Agreement

You further agree to indemnify and hold us harmless for, from and against any and all losses, claims, damages and liabilities whatsoever related to or arising out of the issue, reissue, or escheatment of distribution checks paid to investors, or commission checks prior to the date we begin the processing of your distributions, as well as any bank account or other account reconciliations for distributions performed by any one other than us.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of its conflicts of laws principles.

Dispute Resolution

A.           Dispute Resolution.  Prior to the initiation of binding arbitration as detailed below, the Parties shall first attempt to resolve their dispute informally.  Every Effort should be made to resolve all disputes at the lowest possible level of authority.  The Parties will use their best efforts to arrange personal meetings and/or telephone conferences as needed.  Each negotiator will have the authority to negotiate and enter into a settlement of the dispute on heir respective company’s behalf.

B.           Non-Binding Mediation.  In the event the Parties cannot agree upon an acceptable resolution process by internal escalation attempts, any of the Party may elect to initiate non-binding mediation.  Either Party may commence mediation through the Judicial Arbitration and Mediation Service (“JAMS”), by providing to JAMS and the other Party a written request for mediation, setting for the subject of the dispute in the relief requested.  The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation, which will be held in Dallas, Texas.  The Parties covenant that they will participate in the mediation in good faith.  Each Party will be responsible for its own costs and expenses.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are considered confidential, privileged and inadmissible for any purpose in any other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Mediation may continue after the commencement of an arbitration proceeding, if the parties so desire.

C.           Binding Arbitration.  If the dispute between the Parties cannot be resolved via internal escalation or non-binding mediation as set forth above following the date of the notification letter setting forth the particulars of the dispute, either Party may indicate arbitration proceedings pursuant to the Commercial Arbitration Rules established by JAMS then in effect.  Such arbitration shall take place in Dallas, Texas, and shall apply the governing law of this Agreement.  The arbitration shall be conducted before one neutral arbitrator, whom the Parties shall mutually select.  The decision or award of the arbitrator shall set forth the basis for the decision or award, and shall be final, non-appealable (to any court of competent jurisdiction) and binding upon the Parties, and may be enforced and executed upon in any court having jurisdiction over the Party against whom the enforcement of such decision or award is sought.

ACS Securities Services, Inc. Investor Services Agreement

The prevailing Party in the arbitration proceedings shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs associated with the arbitration proceedings.

Warranties

We will exercise reasonable care in the performance of the Services.  EXCEPT FOR EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, WE MAKE NO WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

Limitation of Liability

In the event of an error by us in performing the Services, our sole and exclusive liability under this Agreement and your sole and exclusive remedy is for us to re-perform the non-conforming portion of the Services or otherwise correct the error to your satisfaction, provided that you promptly advise us of the error upon discovery by or notification to you.  If it is not feasible for us to re-perform the Services or make such correction, we will refund any payments made by you to us for the specific non-conforming item.  We shall absorb any administrative cost associated with errors made on our behalf.

Our liability under this Agreement for any and all damages arising from or related to any and all causes not covered by the paragraph immediately above is limited to the lesser of (i) the amount of direct damages incurred by you and (ii) the amount paid by you for the particular Services giving rise to the claim.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY, INCLUDING LOSS OF DATA, LOSS OF PROFITS OR GOODWILL, ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF A PARTY UNDER THIS AGREEMENT, WHETHER FOR BREACH OF WARRANTY OR CONTRACT AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES: PROVIDE YOU SHALL REMAIN LIABLE FOR PAYMENT OF UNDISPUTED FEES IN ACCORDANCE WITH THIS AGREEMENT.  Notwithstanding the above, this Section shall not apply to damages arising from breach of a party’s confidentiality obligations or to a party’s indemnification obligations.

Insurance Requirements

During the term of the Agreement we will at our own cost and expense maintain in force the following insurance coverage:

(a)
Commercial General Liability Insurance, including Premises, Products, Completed Operations Liability and Personal Injury, Contractual Liability and Broad Form Property Damage Liability coverage for bodily injury or property damage with a minimum combined single limit of $500,000 per occurrence and

ACS Securities Services, Inc. Investor Services Agreement

with a minimum $1,000,000 aggregate. This policy shall be endorsed to name you as an additional insured.

(b)
Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by our employees, acting alone or in collusion with others, including the property and funds of others in their care, custody or control, in a minimum amount of $500,000 occurrence.

(c)	Errors and Omissions Liability Insurance covering the liability for financial loss due to error, omission, negligence in an amount of at least $500,000 per occurrence.

The foregoing insurance coverage shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by you.  Any deductibles or self-insured retentions under any of the above required insurances shall be our responsibility.  We shall cause our insurers to issue certificates of insurance evidencing the coverage above and any necessary policy endorsements required under this Agreement.  Such insurances shall be maintained continually in force and shall provide that not less than thirty (30) days written notice shall be given to you prior to any material modification, cancellation or non-renewal of the policies.  The insurers selected by us shall have an A.M. Best rating of A-, VII or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.  Each of the above policies shall be endorsed to waive subrogation against you.

Taxes

Our invoices to you will not include sales or use taxes, unless specifically identified on the invoices.  You are responsible for and will indemnify us for payment of all taxes relating to our Services, except as otherwise provided herein.  This includes any sales or use tax levied now or in the future, and any interest and/or penalties related to the non-payment of these taxes, except if such interest and/or penalties related to the nonpayment of these taxes are incurred through no fault of you.  This does not include our income taxes.

Notices

Any notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party’s address as set forth on the cover page of this Agreement, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party’s address as set forth on the cover page of this Agreement, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party.

Waiver

No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed to act as a waiver of any breach, whether prior or subsequent, of the same provision or any other provision of this Agreement.

ACS Securities Services, Inc. Investor Services Agreement

Relationship; Benefit

This Agreement is a contract for services only and does not create a joint venture or fund agreement between us in any form or manner.  We are an independent contractor, and neither us nor our employees are, or shall be deemed, your employees.  The provisions of this Agreement are intended to benefit only the parties hereto, and no rights shall be granted to any other person by virtue of this Agreement.

Entire Agreement

This Agreement contains the entire agreement between us and you and no representations, inducements, promises or agreements oral or otherwise not embodied herein shall be of any force or effect.  If any provisions of this Agreement are held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, each of which shall be an original and all of the counterparts taken together shall be deemed to constitute one ad the same instrument.

Amendment

No provision of this Agreement may be amended except by a statement in writing signed by both of us.  In connection with the operation of this Agreement, both of us may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in both of our opinion be consistent with the general tenor of this Agreement.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Assignment

Neither party may assign its rights and delegate its duties hereunder without the prior written consent of the other party, and provided that the assignee or delegate is held under terms similar to those of this Agreement.

Successor and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Disaster Recovery

We agree that we have and will maintain during the term of this Agreement, at no additional expense to you, a reasonable disaster recovery plan in accordance with industry standards that provides for, and when implemented will provide for, recovery of our operations sufficient to enable us to fulfill our service obligations to you at a reasonable level, timeliness and quality within a reasonable time of the disaster.  We will use reasonable efforts to ensure a minimal

ACS Securities Services, Inc. Investor Services Agreement

disruption of service to you should a disaster occur and the reasonableness of our efforts shall be benchmarked against the scope of the disaster.  We agree that we will make our then-current disaster recovery plan available to you upon request for review.  We agree that we will test our disaster recovery plan no less frequently than annually and that we will make the summary result of such test available to you upon request for review and inspection, and we will make our business continuity plan, as modified to protect confidential information, available to you for your review.

Books and Records

All books, records and other documents received or prepared by us on your behalf shall be the exclusive property of you.  Except as otherwise authorized by you, all such books, records and other documents (other than those of which are not of a material nature) shall be preserved by us for the duration of the applicable recordkeeping requirement under the securities laws, rules and regulations for the type of document maintained or until they are delivered to you or duly appointed successors to us upon termination of this Agreement.

ACS Securities Services, Inc. Investor Services Agreement

EXHIBIT A

MEDALLION SIGNATURE GUARANTEES

MacKenzie Realty Capital

ACS Securities Services, Inc. is required to obtain a medallion signature guarantee as provided by SEC Rule 240.17Ad-15 before processing of transfers.

APPLIES TO THE FOLLOWING FUNDS:

Please initial the correct option, then sign and date:

__X___	We acknowledge that ACS Securities Services, Inc. is required to obtain a medallion guarantee before processing our transfers.

______	This task is not applicable to our signed agreement.
ACS Securities Services, Inc. will not process transfers for us.

ACS Securities Services, Inc. Investor Services Agreement

EXHIBIT B

Statement of Work

“Technical & Miscellaneous Support”

MacKenzie Realty Capital

ID: TM - 262-01

This document serves as a Statement of Work for Technical Support services.  This document serves as the contractual vehicle for miscellaneous requests or projects as specified by the client’s request and outlined below.  Technical Support is defined as work performed by a Programmer, System Designer, Project Manager, Report Writer, Client Support Staff, or Account Manager, and may include administrative assistance or transfer research not included under any other contract.

The purpose of the Technical Support Statement of Work is to aid the above named customer in the miscellaneous support, programming, report writing, and administrative needs.  It includes, but is not limited to, the following:

a.	Consultation with client’s personnel.
b.	IR20/20 code review to identify resolutions to data issues.
c.	IR20/20 code changes not specified by other Statements of Work and less than 6 hours in duration.
d.	Report changes to existing IR20/20 reports, as determined by client’s personnel, which are not specified by other Statements of Work and less than 6 hours in duration.
e.	Creation of new IR20/20 reports, as determined by client’s personnel, which are not specified by other Statements of Work and less than 6 hours in duration.
f.	Administrative assistance as determined by client’s personnel and less than 6 hours in duration.

This Technical Support Statement of Work will be in effect beginning March 1, 2013 and ending at the completion of 40 hours of work.  The total cost for this Statement of Work will not exceed $5,000.00 to be billed as incurred on a monthly time and materials basis at a rate of $125 per hour for programming, $100 per hour for support, and $50 per hour for research and/or administrative assistance.

ACS Securities Services, Inc. Investor Services Agreement

EXHIBIT C

ESCHEATMENT TO STATES

MacKenzie Realty Capital

State law requires ACS Securities Services, Inc., as a registered Transfer Agent, and you as the Issuer to escheat funds to the State after an appropriate time has elapsed and the unclaimed funds (uncashed checks) and/or abandoned property have not been claimed.

ACS Securities Services, Inc. does not make the determination as to which funds and/or property should be escheated, but rather will deliver the information to our escheatment vendor who will research the applicable laws and make the escheatment determination and send the funds and/or property to the appropriate states.  State law requires investment companies to meet annual compliance standards for escheatment.

APPLIES TO THE FOLLOWING FUNDS:

Please initial one of the options below:

______	We acknowledge ACS Securities Services, Inc. will submit our funds to their escheatment vendor in order to make the escheatment determination and filing to the states.

______	We do not authorize ACS Securities Services, Inc. to submit our funds for escheatment determination. We recognize that this is our legal responsibility.

ACS Securities Services, Inc. Investor Services Agreement

EXHIBIT D
ACS Securities Services, Inc. 3988 N. Central Expressway Building 5, Floor 6 Dallas, Texas 75204	Fax: (214) 887-7198 Internet: www.acssecurities.com

Lost Investor Services Annual Compliance Agreement

(SEC Rule 17 Ad-17)

An agreement between ACS Securities Services, Inc. and MacKenzie Realty Capital.

Definitions

For purposes of this agreement pronouns such as “you” or “your” applies to you, the client.  Pronouns such as “we” and “ours” applies to ACS, and, “both of us”, “either of us”, or “either party” applies to you and ACS equally.

Types of services

Lost Investor Search – This process includes the creation of a list of lost investors to be searched for new addresses, transmission of the file to the external search company, and processing of the returned file to create a list of investors for whom new addresses were generated.

There are several options available for generating the list of investors to be searched.  You can provide a list in a spreadsheet containing a list of IR20/20 investor ID’s or the list can include those investors attached to checks flagged for potential escheatment.  Alternately, the list can be generated from investors in the IR20/20 investor database who meet one or more of the following criteria in any combination:

1)	User specified fund. To qualify the investor must have an investment, check, both, or either (as indicated by the user) in the fund(s) specified.
2)	Inactive Status. To qualify the investor must have been flagged inactive after a user specified date.
3)	Outstanding check/Open Investment. To qualify the investor must have at least one outstanding check, at least one non-termed investment, both, or either (as indicated by the user).
4)	Exclude based on ownership type. Investors whose ownership type code is flagged. No External Search (via Codes Maintenance) will be excluded from the file.

ACS Securities Services, Inc. Investor Services Agreement

5)
Exclude based on number of previous searches since a specified date.  Investors will be excluded from the file if included in previous search files.  The user specifies the number of searches and the date to be used.

Acknowledgement Letter Preparation – This includes the preparation of correspondence to property owners who have not previously had mail returned as undeliverable where the amount owed is material and the preparation of correspondence to each investor for whom a new address was returned by the external search firm.  This correspondence would indicate that unless the owner re-establishes contact, the property may be delivered to the State as unclaimed.

Acknowledgement letters will be mailed to the investor’s address as listed in IR20/20 and to the new address as identified by the external search company.  For those investor’s for whom a new address was not located, a letter will be mailed to the address as listed in IR20/20.

The printer will notify you of the amount of postage required for mailing of the Acknowledgement letters.  Prepayment in full is required to be wired into the printer’s account the day before the Acknowledgement letters are mailed.  ACS reserves the right to withhold any mailing until postage is paid.

Acknowledgement Letter Processing – Investors responding to the Acknowledgement letters and claiming the property will be required to submit supporting documentation for any ownership changes.  The returned Acknowledgement letters will be reviewed for proper investor identification, correct supporting documentation, and signatures.  Addresses will be updated in IR20/20 when all requirements have been met.  If a transfer of property is requested by the investor, a $50 transfer request fee will be payable to us by the Investor.  ACS Securities Services will retain all transfer request fees whether or not a transfer is completed.

Acknowledgement Letter Documentation Processing – In the event the investor did not properly submit the required documentation, we will issue an Acknowledgement notification letter detailing missing supporting documentation.  Preparation and processing of this notification letter is included.

Analysis of Outstanding Checks – This includes the creation of a review spreadsheet of checks to be considered for reissue and the processing of reissue checks.  Investors acknowledging and claiming the property will be required to submit supporting documentation for any ownership changes.  If requirements are met, the property will be queued for reissue to claimant and the IR20/20 system will be updated with the current information.  If requirements are not met, the investor record will be marked inactive.  Once the reissue batch is created, it will be processed, and a tickler will be added on the investor’s account.  If a transfer of property is requested by the investor, a $50 transfer request fee will be payable to us by the Investor.  ACS Securities Services, Inc. will retain all transfer request fees whether or not a transfer is completed.

The printer will notify you of the amount of postage required for mailing of the Acknowledgement letters.  Prepayment in full is required to be wired into the printer’s account the day before the Acknowledgement letters are mailed.  ACS reserves the right to withhold any mailing until postage is paid.

ACS Securities Services, Inc. Investor Services Agreement

Additional Programming and Reports – Programming of spreadsheets for upload to the processes above, modification of current reports and/or creations of additional reports are available.

Lost Investor Services Price List

Description of Services	Fee
Annual Administration Fee	$1,000 annual fee for administration of acknowledgement/escheatment services billable upon execution of this agreement then each January 1 thereafter.
Lost Investor Search	$2.00 per Investor ID searched (There is no fee for this service if we are your Transfer Agent)
Acknowledgement Letter Preparation	$2.25 per Investor/Custodian address
Acknowledgement Letter Processing	$3.00 per Investor ID
Acknowledgement Letter Documentation Processing	$2.50 per Investor ID
Analysis of Outstanding Checks	$15 per Investor ID included on the check register
Regulatory Transfers	$125 transfer fee per State that requires ownership transferred to State.
Account Reporting	$2.50 per account reported based on the number of accounts submitted and reported on the state(s) filing.
Additional Programming and Reports	$125 per hour for programming and/or $100 per hour for report creation and/or modification upon customer agreement.
Disposition of Data and Documents	Costs to be determined at time of service

Disposition of Data and Documents

Upon the process date of the Final Escheatment Eligibility Report for the escheated funds, ACS Securities Services, Inc. will no longer be responsible for administration of these funds.  We will provide a backup version of the data to you, the client, within 90 days of the final escheatment process date.  If overnight type shipment is requested, then you will provide their account

ACS Securities Services, Inc. Investor Services Agreement

number.  If we pay shipping costs on your behalf, we will bill back those costs to you.  We will ship all related documents to the address below as stated by you:

Ship to:

Telephone support

If we are providing telephone support to your investors under the Transfer Agent contract then we will also provide telephone support for the due diligence/escheatment process at no additional cost until you enter the wind down phase or terminate the Transfer Agent contract.  When you enter the wind down phase or terminate the Transfer Agent contract, we will continue to provide telephone support to your investors for the due diligence/escheatment process for a period of six months commencing on the date the funds are wired for escheatment.  This service will incur a fee of $1,000 per month in addition to other fees named in this Due Diligence/Escheatment contract.  At the end of the six month period telephone support will be discontinued unless you and we agree to amend this contract to continue providing services.

Miscellaneous Expenses

Miscellaneous expenses will be billed to you at our cost, without any mark-up, in addition to the fees quoted above for our services.  These types of expenses normally include items such as:

A.	Set-up of a dedicated telephone line and related expenses
B.	Long-distance charges including applicable taxes
B.	In-house copies and fax transmissions at a rate of $0.25 per page
C.	Postage and cost of certified mail
D.	Overnight delivery or shipping costs
E.	Check Stock
F.	Printing, inserting and envelopes

We agree to engage ACS Securities Services, Inc., Lost Investor Services.  This agreement is governed by the Terms and Conditions of the Investor Services Agreement.